Phoenix Technologies Announces Acquisition of Embedded Firmware Leader General Software

Acquisition Will Enable Phoenix to Extend Firmware Leadership to Wide Array of Specialized
High-Value, High-Margin Devices, From Mobile and Consumer Electronics to Data Communications

MILPITAS, Calif., July 24, 2008 — Phoenix Technologies (Nasdaq: PTEC), the global leader in core systems software, today announced that it has signed a definitive agreement to acquire General Software, Inc. a leading provider of embedded firmware that is at the heart of millions of devices being used around the world. The transaction will expand the presence of Phoenix in a wide variety of vertical industry applications and devices, from IP network routers to medical devices while also providing valuable technologies to further the Company’s PC 3.0™ strategy for simplifying and improving the mobile computing experience.

The acquisition builds on Phoenix Technologies’ position as the global market and innovation leader in system firmware for today’s computing environments. General Software’s customers and solution sets extend into mobility, telecommunications, data communications, servers, specialized PCs, consumer electronics and a wide range of embedded and industrial markets. Its product portfolio includes a BIOS adaptation kit for embedded development, a 32-bit operating environment, and a firmware application suite. General Software’s customers include Boeing, Cisco Systems, GE Healthcare, Microsoft, Nielsen Media Research and Siemens Acuson.

Woody Hobbs, President & CEO of Phoenix, said, “The combination of Phoenix and General Software creates a truly formidable leader in core systems software, from the PC and server markets to consumer electronics, telecommunications and a wide variety of other embedded end-markets. The transaction will further extend our dominant position in core systems software and enable us to deliver embedded products and services as part of our PC 3.0 strategy to generate significant growth in our revenues and profits.”

Founded in 1989, General Software is a privately held company with headquarters in Bellevue, WA. Its highly configurable and feature-rich BIOS or firmware code base for embedded devices enables differentiation across a wide variety of industries by providing rich features and functionality such as provisioning, remote monitoring, power management, fast boot, customized security and more.

“We are very excited about joining the Phoenix executive team and expect to be a key contributor to the PC 3.0 vision,” stated Steve Jones, Founder and Chairman of General Software. “We have been waiting for the opportunity to extend the reach of our solutions to the RISC space and especially to ARM, which is built into billions of devices. As part of Phoenix, together we can now proceed to tackle this substantial market opportunity.”

The acquisition of General Software, which is expected to close in the current quarter, is subject to customary closing conditions.

About Phoenix Technologies

Phoenix Technologies Ltd. (Nasdaq: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The PC industry’s top system builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions that will help them differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — AwardCore, SecureCore, FailSafe, HyperSpace, BeInSync and eSupport — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has 155 technology patents and 139 pending applications, and has shipped in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com

Phoenix, Phoenix Technologies, PC 3.0, Phoenix FailSafe, Phoenix HyperSpace, HyperCore, BeInSync, eSupport and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

Safe Harbor
The statements in this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the closing of the acquisition, the benefits of the PC 3.0 environment, the integration of General Software’s products and services and people into our offerings and organization, and customer adoption of our products. These statements involve risk and uncertainties, including: our ability to close the transaction within the stated timeframe or adverse circumstances that would prevent the consummation of the transaction; technology and business integration challenges and delays; demand for our products and solutions; the ability of our customers to introduce and market new products that incorporate our products and solutions; and the product offerings of competitors, especially with respect to functionality and time-to-market. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this release are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Contacts
Media/Analyst Relations:
Phoenix Global Press Office
Tel.: +1-408-570-1060
Email: Public_Relations@phoenix.com

Investor Relations:
Phoenix Technologies Ltd.
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1256
investor_relations@phoenix.com

The Piacente Group, Investor Relations Counsel
Sanjay M. Hurry
Tel. +1 212 481 2050
phoenix@thepiacentegroup.com

Source: Phoenix Technologies Ltd.